SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2004

CRESCENT REAL ESTATE EQUITIES COMPANY

(Exact name of registrant as specified in its charter)

Texas	1-13038	52-1862813
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

777 Main Street, Suite 2100
Fort Worth, Texas 76102
(817) 321-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 230.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 230.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

     Crescent Real Estate Equities Company (“Crescent Equities”) conducts its business through its direct and indirect subsidiaries, which include Crescent Real Estate Equities Limited Partnership (the “Operating Partnership”) and the direct and indirect subsidiaries of the Operating Partnership and its general partner. Unless the context otherwise requires, the term “Company” includes, as applicable, Crescent Equities, the Operating Partnership, the general partner of the Operating Partnership and the direct and indirect subsidiaries of the Operating Partnership or its general partner.

     On November 6, 2004, the Company entered into agreements with a pension fund investor advised by JPMorgan Fleming Asset Management (“JPM”), pursuant to which the Company agreed to contribute three of their office properties to a limited partnership in which the Company will have a 40% interest and JPM will have a 60% interest (the “Partnership”). The three office properties to be contributed to the Partnership are The Crescent in Dallas, Texas, Houston Center in Houston, Texas, and Post Oak Central in Houston, Texas (collectively, the “Office Properties”). The Office Properties were valued at $898.5 million by the Partnership. Accordingly, the Company will receive approximately $289 million in net cash proceeds as a result of their contribution of the Office Properties to the Partnership in exchange for a 40% interest in the Partnership and the proceeds of new secured financing on the Office Properties.

     Initially, an affiliate of the Company will serve as the sole and managing general partner of the Partnership (the “Crescent General Partner”), and another affiliate of the Company (the “Crescent Limited Partner”) and JPM will be the sole limited partners. The Crescent General Partner Entity expects to continue in the role of managing general partner. In its capacity as managing general partner the Crescent General Partner will be entitled to receive an annual incentive distribution based on the Partnership’s adjusted net operating income.

     The Crescent Limited Partner is engaged in negotiations with an institutional investor to transfer an approximately 16% interest in the Partnership (40% of its current partnership interest) to that institution in order to reduce its ownership interest in the Partnership to approximately 24%. If that transfer occurs, that institution may become both an additional limited partner and an additional general partner in the Partnership, although the Crescent General Partner would continue to serve as the managing general partner. The Company anticipates that it will complete that transfer by December 2004, but there can be no assurance that the Company will be able to make that transfer or, if it does, what the terms of any such transfer will be, including the price at which the transfer will be made or the portion of the interest of the Crescent General Partner or the Crescent Limited Partner that may be transferred.

     Pursuant to the limited partnership agreement of the Partnership (the “Partnership Agreement”), each of the Office Properties will be owned by a separate limited partnership. The sole general partner of each of those property partnerships will be a separate limited liability company wholly owned by the Partnership, with the Partnership as the sole limited partner of each of those property partnerships. Also pursuant to the Partnership Agreement, each of the property partnerships will enter into a separate leasing and management agreement with the Company pursuant to which the Company will provide leasing and management services for the Office Property owned by that property partnership for an initial term of five years, subject to automatic annual renewals thereafter, unless the property owner or the Company gives 30 days’ prior notice that it desires to terminate the agreement or the owners of 75% of the partnership interests in the Partnership (excluding the Company) vote to terminate the agreement. For its services under the property management and leasing agreement, the Company will receive a monthly management fee and leasing commissions for executed leases approved by the property partnership.

     The Company owns three of the office properties included in its office portfolio through three separate partnerships in which an affiliate of JPMorgan Fleming Asset Management (each, a “JPM Affiliate”) is the other partner. The three office properties are Miami Center in Miami, Florida, Five Houston Center in Houston, Texas and BriarLake Plaza in Houston, Texas. The Company has a 40% interest in Miami Center, a 25% interest in Five Houston Center, and a 30% interest in BriarLake Plaza. A JPM Affiliate owns the remaining 60% interest in the partnership that owns Miami Center, the remaining 75% interest in the partnership that owns Five Houston Center and the remaining 75% interest in the partnership that owns BriarLake Plaza.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT REAL ESTATE EQUITIES COMPANY
By:	/s/ JERRY R. CRENSHAW
Name:	Jerry R. Crenshaw, Jr.
Title:	Executive Vice President and Chief Financial Officer

Date: November 11, 2004